Exhibit 99.1

CONTACT:

Robert H. Barghaus	FOR IMMEDIATE RELEASE
Chief Financial Officer
(203) 661-1926, ext. 6668

Tyler P. Schuessler
Vice President,
Organizational Development and
Investor Relations
(203) 661-1926, ext. 6643

BLYTH, INC. REPORTS 3rd QUARTER SALES AND EARNINGS
Cash Flow From Operations Remains Strong
With Year-To-Date Improvement Of $74 Million Over Last Year

GREENWICH, CT, USA, December 7, 2009: Blyth, Inc. (NYSE: BTH), a leading multi-channel designer and marketer of home fragrance products, home décor products and household convenience items, today reported that Net Sales for the third quarter ended October 31, 2009 declined approximately 10% on a local currency basis, with reported sales down 12% to $221.6 million compared to $250.8 million for the prior year period.  Sales growth in PartyLite Europe, Mexico and Australia was more than offset by lower sales volume across all of Blyth’s North American business units, as North American consumer discretionary spending continued to contract.  International sales represented 36% of total sales in the third quarter this year versus 31% in last year’s third quarter.

Commenting on the Company’s financial results, Robert B. Goergen, Blyth’s Chairman of the Board and CEO, said, "The North American sales environment for consumer discretionary products remained very challenging during the third quarter, despite our continued promotional and marketing investments intended to drive sales.  In Europe, Mexico and Australia however, PartyLite management implemented a mix of consumer and hostess incentives that resonated with our audience and drove strong  sales and profit increases in Germany and France."

Mr. Goergen continued, "We remained focused on our working capital initiatives, which resulted in a substantial improvement in operating cash flow.  Management has also maintained rigorous cost controls while identifying areas of investment opportunity to position the Company for sales and profit growth as the economic environment improves."

The following paragraphs discuss third quarter and first nine months profitability as compared to last year.  In an effort to assist the reader, a summary reconciliation of Generally Accepted Accounting Principles (GAAP) earnings and earnings per share to Non-GAAP earnings and earnings per share is presented in the attached table. This table is included as an additional reference to assist investors in analyzing the Company's performance and should be considered in addition to, not a substitute for, measures of financial performance prepared in accordance with GAAP.  In presenting comparable results, the Company discloses non-GAAP financial measures when it believes such measures will be useful to investors in evaluating the Company’s underlying business performance.  Management internally reviews the results of the Company excluding the impact of certain items as it believes that these non-GAAP financial measures are useful for evaluating the Company’s core operating results and facilitating comparison across reporting periods.

Third Quarter Performance

Operating Profit for the third quarter was $3.0 million this year versus an Operating Loss of $39.4 million last year.  Included are pre-tax charges of $0.8 million this year and $1.0 million last year resulting from restructuring in the Wholesale segment.  This year’s charge principally relates to the merger of Blyth’s wholesale seasonal and home décor businesses into a new company, Midwest-CBK.  Last year’s charge related to exiting the Blyth Homescents International (BHI) North American mass channel candle business.   In addition, last year’s third quarter results included a non-cash pre-tax goodwill and other intangibles impairment charge of $45.9 million resulting from a revaluation of goodwill and other intangibles associated with Blyth’s Catalog & Internet businesses.  Excluding the restructuring charges this year and last year, and the goodwill and other intangibles impairment charges last year, third quarter operating profit would have been $3.8 million this year and $7.5 million last year.  The decline in normalized operating profit reflects the impact of lower sales volume and increased promotional spending across many of Blyth’s business units.  Foreign exchange had a $0.2 million negative impact on this year’s third quarter operating profit.

Net Loss attributable to Blyth, Inc. for the quarter was $1.0 million compared to a net loss of $32.9 million for the prior year.  Diluted Earnings Per Share for the third quarter was a loss of $0.11 compared to a loss of $3.70 a year earlier.  Included in this year’s results are the aforementioned restructuring charges of $0.8 million pre-tax, equating to $0.5 million after tax, or $0.06 per share.  Included in last year’s results are the goodwill and other intangibles impairment charge of $45.9 million pre-tax, equating to $39.3 million after tax, or $4.42 per share, and restructuring charges of $1.0 million pre-tax last year, equating to $0.6 million after tax, or $0.07 per share.  Excluding the aforementioned items, earnings per share would have been a loss of $0.05 this year and income of $0.79 last year.

Third Quarter Segment Performance

In the Direct Selling segment, third quarter net sales declined 3% on a local currency basis with reported U.S. dollar sales down 6% to $131.1 million versus $139.2 million for the same period last year.  PartyLite’s U.S. sales declined 21% versus prior year, and active independent sales Consultants now total over 23,000 in the U.S. versus over 25,000 in last year’s third quarter.  In PartyLite Canada, sales decreased 16% in local currency during the quarter, which translated into a decline of 13% in U.S. Dollars, with active independent sales Consultants totaling more than 5,000 this year versus over 6,000 last year.  The sales declines in both markets resulted from lower consultant activity as booking and holding shows continued to be very challenging in the current recessionary environment.

PartyLite Europe’s third quarter sales increased 14% in local currencies, which translated into a sales increase of 9% in U.S. Dollars, driven by strong sales growth in Germany and France.  PartyLite Europe’s active independent sales Consultants increased to over 28,000 in this year’s third quarter versus over 24,000 in last year’s third quarter.

Third quarter operating income in the Direct Selling segment was $1.4 million versus $4.8 million in the same period last year.  This year’s decline was driven by lower sales in the U.S. and Canada and higher promotional expenses.

In the Catalog & Internet segment, third quarter net sales decreased 22% to $38.7 million versus $49.7 million last year due to reduced consumer discretionary spending and a planned catalog circulation reduction for the Miles Kimball Company brands.  This segment’s third quarter operating loss was $1.1 million versus last year’s operating loss of $47.7 million.  The segment operating loss last year reflects the aforementioned $45.9 million goodwill and other intangibles impairment charge.  Excluding these charges, last year’s third quarter operating loss would have been $1.8 million.  An ERP implementation at the Miles Kimball Company has created operational efficiencies that are reflected in this year’s results, offsetting lower sales.

In the Wholesale segment, third quarter net sales declined 16% to $51.8 million versus $61.9 million last year driven by lower sales of seasonal decorations, home décor products and foodservice products.  Third quarter operating income in the Wholesale segment was $2.8 million compared to $3.5 million last year.  Included in these amounts is $0.8 million of restructuring this year and $1.0 million last year.  Excluding restructuring, the operating income would have been $3.6 million this year versus $4.5 million last year. Lower profits in Blyth’s Wholesale businesses were due to the overall sales decline and an increase in promotional activity to drive sales.

First Nine Months Fiscal 2010 Performance

Net Sales for the nine months ending October 31, 2009 declined approximately 14% to $635.7 million from $737.4 million reported for the same period a year ago.  Operating Loss for the nine months this year was $5.9 million versus a loss of $21.4 million a year earlier. This year includes a non-cash, pre-tax goodwill and other intangibles impairment charge of $16.5 million, resulting from a revaluation of goodwill and other intangibles associated with the Company’s investment in ViSalus Sciences, recorded in the second quarter.  Last year includes the aforementioned $45.9 million goodwill and other intangibles impairment charges.  Excluding the charges for goodwill and other intangibles impairment this year and last year and restructuring charges of $1.7 million this year and $1.5 million last year, which relate to the aforementioned Wholesale merger and divestiture, respectively, operating profit for the first nine months would have been $12.3 million this year versus $26.0 million last year, largely due to the overall soft sales, as well as promotional spending.

Net Loss attributable to Blyth, Inc. for the nine months was $14.1 million compared to a net loss of $28.7 million last year.  Diluted Earnings Per Share was a loss of $1.58 compared to a loss of $3.20 for last year’s first nine months.  Included in this year is the goodwill and other intangibles charge of $16.5 million pre-tax, equating to $15.3 million after tax, or $1.71 per share.  Also included in this year are Wholesale restructuring costs totaling $1.7 million pre-tax, equating to $1.1 million after tax, or $0.12 per share.  Included in last year’s results were the goodwill and other intangibles charge of $45.9 million pre-tax, equating to $39.3 million after tax, or $4.38 per share and charges related to exiting BHI totaling $1.5 million pre-tax, equating to $0.9 million after tax, or $0.10 per share. Also included in last year is a charge of $5.2 million (pre-tax and after tax), or $0.58 per share, in the first quarter related to the write-off of the Company’s investment in RedEnvelope.  Excluding the aforementioned items, earnings per share for the nine month period would have been $0.26 this year and $1.86 last year.

The sum of the individual amounts may not equal the reported amounts for the quarter for Blyth overall due to rounding.

Management noted that the Company retired approximately $25 million remaining from the original offering of $150 million 7.90% senior notes during the third quarter.  The notes were repaid with cash from operations.

Management will conduct an informal Question and Answer session via dial-in call on December 7th at 2:00 pm EST.  The date, time and dial-in information of future calls will be available in the “Investor Relations” section of the Company’s website, www.blyth.com, no later than one week prior to the next scheduled session.  Management will not present prepared remarks during such calls and will cover no material, non-public information.

Blyth, Inc., headquartered in Greenwich, CT, USA, is a Home Expressions company that markets an extensive array of home fragrance products, decorative accessories, seasonal decorations and household convenience items.  The Company sells its products through multiple channels of distribution, including the home party plan method of direct selling and one-on-one direct selling, as well as through the wholesale and catalog/Internet channels.  Blyth also markets tabletop lighting and chafing fuel for the Away From Home or foodservice trade.  The Company manufactures most of its candles and chafing fuel and sources nearly all of its other products.  Its products are sold direct to the consumer under the PartyLite®, Two Sisters Gourmet® by PartyLite and ViSalus Sciences® brands, to retailers in the premium and specialty retail channels under the Colonial Candle®, CBK® and Seasons of Cannon Falls® brands, to retailers in the mass retail channel under the Sterno® brand, to consumers in the catalog/Internet channel under the As We Change®, Miles Kimball®, Exposures®, Walter Drake®, The Home Marketplace®, Easy Comforts® and Boca Java® brands, and to the Foodservice industry under the Sterno®, Ambria® and HandyFuel® brands.  In Europe, Blyth’s products are also sold under the PartyLite brand.

Blyth, Inc. may be found on the Internet at www.blyth.com.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements that are other than statements of historical facts.  Actual results could differ materially due to various factors, including the slowing of the United States or European economies or retail environments, the risk that we will be unable to maintain our historic growth rate, our ability to respond appropriately to changes in product demand, the risk that we will be unable to integrate the businesses that we acquire into our existing operations, the risks (including foreign currency fluctuations, economic and political instability, transportation delays, difficulty in maintaining quality control, trade and foreign tax laws and others) associated with international sales and foreign sourced products, risks associated with our ability to recruit new independent sales consultants, our dependence on key corporate management personnel, risks associated with the sourcing of raw materials for our products, competition in terms of price and new product introductions, risks associated with our information technology systems (including, susceptibility to outages due to fire, floods, power loss, telecommunications failures, computer viruses, break-ins and similar events) and other factors described in this press release and in the Company’s Annual Report on Form 10-K for the year ended January 31, 2009.

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BLYTH, INC.
Condensed Consolidated Statements of Operations
(In thousands except per share data)
(Unaudited)

	Three Months	Three Months	Nine Months	Nine Months
	Ended October 31,	Ended October 31,	Ended October 31,	Ended October 31,
	2009	2008	2009	2008

Net sales	$221,578	$250,805	$635,656	$737,439
Cost of goods sold	106,545	118,555	296,902	337,751
Gross profit	115,033	132,250	338,754	399,688
Selling	83,557	95,838	245,707	282,203
Administrative and other	28,491	29,971	82,425	93,019
Goodwill and other intangibles impairment	-	45,851	16,498	45,851
Total operating expense	112,048	171,660	344,630	421,073
Operating profit (loss)	2,985	(39,410)	(5,876)	(21,385)

Other expense (income):
Interest expense	1,905	2,547	6,140	7,419
Interest income	(206)	(897)	(1,092)	(3,252)
Foreign exchange and other	1,663	1,770	981	6,007
Total other expense	3,362	3,420	6,029	10,174
Loss before income taxes	(377)	(42,830)	(11,905)	(31,559)
Income tax expense (benefit)	1,062	(9,948)	2,940	(2,900)
Net loss	(1,439)	(32,882)	(14,845)	(28,659)
Less: Net earnings (loss) attributable to the noncontrolling interests	(469)	30	(748)	88
Net loss attributable to Blyth, Inc.	$(970)	$(32,912)	$(14,097)	$(28,747)

Basic:
Net loss attributable per Blyth, Inc. common share	$(0.11)	$(3.70)	$(1.58)	$(3.20)
Weighted average number of shares outstanding	8,930	8,891	8,922	8,984

Diluted:
Net loss attributable per Blyth, Inc. common share	$(0.11)	$(3.70)	$(1.58)	$(3.20)
Weighted average number of shares outstanding	8,930	8,891	8,922	8,984

Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	October 31, 2009	October 31, 2008
Assets
Cash and Cash Equivalents	$128,656	$62,409
Short Term Investments	-	9,650
Accounts Receivable, Net	46,775	65,699
Inventories	122,433	172,180
Property, Plant & Equipment, Net	111,001	124,754
Other Assets	103,429	151,294
	$512,294	$585,986

Liabilities and Stockholders' Equity
Bank and Other Debt	$8,083	$8,753
Bond Debt	99,913	138,574
Other Liabilities	163,103	202,778
Equity	241,195	235,881
	$512,294	$585,986

Blyth, Inc.
Supplemental Non-GAAP Earnings (Loss) Per Share Measures
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Three Months Ended
	October 31, 2009		October 31, 2008
	Dollars	EPS	Dollars	EPS

Non-GAAP normalized earnings (loss)	$(442)	$(0.05)	$7,034	$0.79

Non-GAAP Adjustments:

Goodwill and other intangibles impairment	-	-	(39,328)	(4.42)

Restructuring charges (1)	(528)	(0.06)	(618)	(0.07)

GAAP Net earnings (loss) attributable to Blyth, Inc. Common Shareholders	$(970)	$(0.11)	$(32,912)	$(3.70)

This table is included as an additional reference to assist investors in analyzing the Company's performance and should be considered in addition to, not a substitute for, measures of financial performance prepared in accordance with GAAP.

(1) Restructuring charges include Midwest-CBK merger related expenses incurred in the current year and costs associated with exiting the Blyth Homescents
International mass channel candle business in the prior year.

The sum of the individual amounts may not necessarily equal to the totals due to rounding.

Blyth, Inc.
Supplemental Non-GAAP Earnings (Loss) Per Share Measures
(In thousands, except per share data)
(Unaudited)

	Nine Months Ended		Nine Months Ended
	October 31, 2009		October 31, 2008
	Dollars	EPS	Dollars	EPS

Non-GAAP normalized earnings	$2,302	$0.26	$16,682	$1.86

Non-GAAP Adjustments:

Goodwill and other intangibles impairment	(15,297)	(1.71)	(39,328)	(4.38)

Write-off of RedEnvelope investment	-	-	(5,186)	(0.58)

Restructuring charges (1)	(1,102)	(0.12)	(915)	(0.10)

GAAP Net earnings (loss) attributable to Blyth, Inc. Common Shareholders	$(14,097)	$(1.58)	$(28,747)	$(3.20)

This table is included as an additional reference to assist investors in analyzing the Company's performance and should be considered in addition to, not a substitute for, measures of financial performance prepared in accordance with GAAP.

(1) Restructuring charges include Midwest-CBK merger related expenses incurred in the current year and costs associated with exiting the Blyth Homescents
International mass channel candle business in the prior year.

The sum of the individual amounts may not necessarily equal to the totals due to rounding.